Exhibit 10.25

Execution Version

SOFTWARE DEVELOPMENT AND SERVICE AGREEMENT

This Software Development and Service Agreement (this “Agreement”) is made and entered into this 15th day of June, 2010 (the “Effective Date”) by and between Textura Corporation, a Delaware corporation having a principal place of business at 1405 Lake Cook Road, Deerfield, IL 60015 (“Textura”), and Aon Risk Services Central, Inc., an Illinois corporation having a principal place of business at 200 East Randolph Street, Chicago, IL 60601 and formerly known as Aon Risk Services of Illinois, Inc. (“Aon” and together with Textura, the “Parties” and each a “Party”).

Recitals

WHEREAS, Textura owns a web-based software application for assisting in the management of construction projects, comprising construction payment management (“CPM”) and pre-qualification management (“PQM”), and a technology platform known internally to Textura as the T3 platform (the “Platform”) and any additional features and functionality that the Parties may agree to in a written amendment to this Agreement (all such additional features and functionality, together with the Platform, are collectively referred to as the “Software”);

WHEREAS, Aon is the owner or licensee of a web-based software application titled “Aonchor” for assisting general contractor clients with certain administrative aspects of their Subguard insurance program including Subguard premium calculations (“Aonchor”) and Aon has the right to grant Textura the license rights to Aonchor which it grants under this Agreement, without the consent of any other person or entity;

WHEREAS, Aon desires for Textura to perform certain software development and other services to develop an Aonchor module on the Platform in PQM (the “Aonchor Module”) and to make the Aonchor Module and such other Aon software applications for use in connection with specific construction industry applications as may be mutually agreed by the Parties in a Work Order to this Agreement available to Aon and Aon’s clients through Textura’s proprietary Platform (the Aonchor Module and such other software are collectively referred to as the “Aon Applications”), and Textura is willing to perform such services on the following terms and conditions; and

WHEREAS, concurrently herewith the Parties are entering into a 2010 Referral Fee Agreement (the “Referral Agreement”) under which the Parties have established (a) a Credit Bank Account facility to be used to fund Textura’s development and service activities under this Agreement and (b) the terms and conditions under which Aon will refer certain of Aon’s clients to Textura to license and use the Software and the Aon Applications.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.             Defined Terms. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Referral Agreement which is hereby incorporated herein by reference.

(a)                                 “Acceptance Period” has the meaning set forth in Section 2(b).

(b)                                 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(c)                                  “Aon” has the meaning set forth in the recitals.

(d)                                 “Aon Applications” has the meaning set forth in the recitals.

(e)                                  “Aon Materials” has the meaning set forth in Section 9(c).

(f)                                   “Aonchor” has the meaning set forth in the recitals.

(g)                                  “Aonchor Module” has the meaning set forth in the recitals.

(h)                                 “CPM” has the meaning set forth in the recitals.

(i)                                     “Defect” has the meaning set forth in Section 2(b).

(j)                                    “Effective Date” has the meaning set forth in the recitals.

(k)                                 “Escrow Agent” has the meaning set forth in Section 4(a).

(1)                                 “Escrow Agreement” has the meaning set forth in Section 4(a).

(m)                             “Escrow Release Event” has the meaning set forth in Section 4(c).

(n)                                 “EULA” has the meaning set forth in Section 3(b).

(o)                                 “Platform” has the meaning set forth in the recitals.

(p)                                 “PQM” has the meaning set forth in the recitals.

(q)                                 “Referral Agreement” has the meaning set forth in the recitals.

(r)                                    “Services” means all development and other services to be provided by Textura under this Agreement, as mutually agreed by the Parties in writing in this Agreement or a Work Order.

(s)                                   “Software” has the meaning set forth in the recitals.

(t)                                    “Source Code Package” has the meaning set forth in Section 4(a).

(u)                                 “Specifications” means the performance specifications for any Aon Application to be developed under this Agreement that are mutually agreed in a Work Order for such Aon Application.

(v)                                 “Supplied Material” means, with respect to Aon, the Aon Materials and, with respect to Textura, the Textura Materials.

(w)                               “Support Services” has the meaning set forth in Section 2(c).

(x)                                 “Textura” has the meaning set forth in the recitals.

(y)                                 “Textura Materials” has the meaning set forth in Section 9(a).

(z)                                  “Work Order” means a work order or statement of work executed by the Parties and attached to and made a part of this Agreement that specifies the development and other services to be performed under this Agreement.

2.             Development Services.

(a) Development.

(i)            Initial Development. Textura will design, create, and deliver the Aonchor Module to Aon as set forth in the Work Order No. 1 for such development and the Requirement & Scope Document for Aonchor Application attached thereto, both attached as Exhibit A to this Agreement.

(ii)           Additional Development. Textura may perform additional development services for additional Aon software products as may be reasonably requested by Aon and agreed and set forth in a Work Order. Such development may include, without limitation, mutually agreed enhancements to the Aonchor Module, development of user interface and Platform functionality to support interfacing with Aon construction-related platforms to integrate with Textura Platform applications and process flow. Textura shall have no obligation to provide any major enhancement to the Aonchor Module or any other Aon Application or any additional development or other services except Support Services as expressly provided for in this Agreement or unless mutually agreed by the Parties in a Work Order. Each Work Order will include Textura’s estimate of the fees required for the services to be provided under the Work Order and the value of the Mid-Level Developer Hour to be used in computing the fees for such services during the term of the Work Order. Textura will not unreasonably withhold its agreement to perform any Work Order for which Textura estimates less than 100 Mid-Level Developer Hours. Any Work Order for which Textura estimates 500 or more Mid-Level Developer Hours must be mutually agreed by the Parties.

(iii)          Delivery. Textura will use commercially reasonable efforts to meet any delivery dates set forth in a Work Order. Textura will perform the services set forth in a Work Order in a professional manner consistent with generally accepted industry standards for such services. Upon failure of Textura to meet an agreed delivery date within ninety (90) days of such agreed upon delivery date in the Work Order, than Aon may, at its option extend the correction or delivery period or suspend its performance under this Agreement until the delivery is made in Aon’s reasonable satisfaction or, if the failure to deliver is material, terminate the Agreement.

(b)           Testing; Acceptance.

(i)            Testing. Textura agrees to test the Aon Application, as appropriate under the circumstances, at all appropriate stages of development, and shall document its testing by written test documents delivered to Aon and Textura agrees to subsequently modify the test plans to accommodate Aon’s reasonable requests to confirm that the Aon Application hosted on the Platform performs substantially in accordance with the applicable Specifications. Such test documents shall include a detailed description of the tests as conducted, and test results (including, without limitation, resulting bug list and outstanding issues list). Upon completion of each development phase specified in the applicable Work Order for an Aon Application, the Parties will cooperate to conduct such additional testing of the Aon Application as specified in the Work Order or as Textura or Aon reasonably deems necessary or appropriate. Textura will permit Aon to participate in such testing and will provide to Aon all necessary tools, including without limitation, access to all necessary or appropriate software and programs in object code form, to test the Aon Application hosted on the Platform and confirm it performs substantially in accordance with the applicable Specifications. Upon written notice by Textura that the Aon Application is ready for launch to Aon clients, Aon shall have a period of fifteen (15) business days following the delivery of such notice (the “Acceptance Period”) within which to test the operation of the Aon Application hosted on the Platform and determine whether it performs substantially in accordance with the applicable Specifications for acceptance purposes. Textura shall provide Aon with such guidance and assistance as reasonably necessary for Aon to integrate and operate the Aon Application as contemplated by the applicable Work Order and sufficiently test the performance of the Aon Application. During such period, Aon may notify Textura in writing of any errors or other non-performance as measured against the applicable Specifications and the other warranties herein (each a “Defect”). In each case, Textura will use commercially reasonable efforts to correct the Defect promptly and re-deliver the Aon Application for Aon at Textura’s expense. In each case of re-delivery, Textura will deliver another written notice to Aon when it deems the Aon Application ready for Aon’s testing and live use. Aon may again test the corrected Aon Application and notify Textura of any Defects, for the longer of fifteen (15) calendar days after delivery of the new notice by Textura or until the end of the Acceptance Period. This process may continue for so long as Aon delivers timely notice of Defects or until either Party terminates this Agreement as herein provided.

(ii)           Acceptance. If Aon fails to provide Textura with notice of any Defects as to a particular Aon Application by the end of the Acceptance Period or within fifteen (15) business days after delivery of any notice by Textura, whichever is longer (the “Final Acceptance Period”), the Aon Application shall be deemed accepted for purposes of payment hereunder, and any later discovered Material Defects will be addressed through the Support Services and/or the change request process under Section 8, as appropriate, as set forth in this

Agreement. Acceptance shall not limit or waive any of Textura’s warranties or Aon’s other remedies as herein provided. If Textura is unable to correct any Defect(s), Material or otherwise, within three (3) or more attempts, either Party may in its discretion terminate this Agreement or the applicable Work Order for the affected Aon Application. A “Material Defect” is a Defect that is determined by Aon to exist at anytime within six months of the end of the Final Acceptance Period and such Defect has a material impact on the user experience, business utility or performance on the Aon Application.

(c)          Hosting, Maintenance and Support Services. Effective upon Acceptance, Textura will provide to Aon the hosting, maintenance and support services for the Aon Applications described in Exhibit B hereto (“Support Services”). All use of the Textura Software shall be subject to Textura’s EULA.

(d)         Aon Obligations. Aon will promptly provide Aonchor and all other Aon software (including source code), information, data and other Aon materials necessary for, or reasonably requested by, Textura to provide the Services pursuant to the license granted in Section 3(a). Aon and each Aon client is responsible for (i) obtaining and maintaining at its expense all necessary hardware, software, modems, internet connections and other items necessary for Aon or such Aon client to access and use the Aon Applications hosted on the Platform; (ii) all interfaces and interaction with any third party software; and (iii) collecting, inputting and updating all Aon and Aon client data and information related to Aon’s or such Aon client’s use of the Aon Applications hosted on the Platform and backup of all such data and information.

3.             License Grants.

(a)         By Aon. Subject to the terms and conditions of this Agreement, Aon hereby grants Textura a limited, non-exclusive, worldwide right and license (with the right to sublicense) to use, copy, modify, create derivative works based on, publicly display and distribute in accordance with Aon’s direction, Aonchor, the Aonchor Module and any other Aonchor Application and Aon Materials provided by Aon to Textura under this Agreement solely for the purpose of developing the applicable Aon Application and providing the Services for use of the Aon Application by Aon and Aon’s clients or as otherwise agreed to by Aon as required to support Aon’s business requirements.

(b)         By Textura. Subject to the terns and conditions of this Agreement and the terms and conditions of use under Textura’s standard end user license agreement for the Platform that are attached hereto as Exhibit C, as such license agreement may be modified by Textura from time to time (“EULA”), Textura hereby grants to Aon a limited, non-exclusive, worldwide, right and license to access and use the Platform and Software solely as necessary for Aon to use the Aon Applications through the Platform and Software for its own business purposes, including, without limitation activities between Aon and its trading partners. Aon may sublicense its right to access and use the Platform and Software to Aon clients, for such clients’ own internal business purposes. Nothing herein grants Aon or any Aon client any right or license to use CPM, PQM or any other Textura application or service. Under no circumstances shall Aon or any Aon client sell, sublicense, rent, lease, or otherwise permit the use of the Platform, Software or any other Textura Software to or by anyone other than itself, or other than as expressly permitted hereunder. Textura agrees that all Aon Applications will be created by, and all services provided by Textura will be performed by, employees of Textura within the scope of their employment and under obligation to assign inventions to Textura and/or independent contractors under written obligations to assign all rights in the Aon Application to Textura.

(c)          Audit. Each Party acting as a licensor hereunder at its own expense and cost willhave the annual right to audit the use by the Party that is a licensee hereunder of the rights to which it is provided a license and to examine such licensee’s books, records and systems pertaining solely to such license during normal business hours to verify compliance with this Agreement upon providing the licensee with no less than [101 business days advance notice.

4.             Source Code Escrow.

(a)         Source Code Delivery. Within a reasonable time after launch of an Aon Application (including all related enhancements) to Aon for use in a production environment or to Aon’s clients, whichever is later, Textura will deliver the source code for the Aon Application, any source or object code owned by Textura and necessary for the setup or support of the Aon Application and all related testing tools for such Aon Application, adequate information regarding any third party code, tools or software required for the successful testing, set-up and support of the Aon Application to enable Aon to identify, obtain and operate such third-party items, the object code owned by Textura for the Platform, the source code owned by Textura for any application programming interfaces used in connection with the development and integration of the Aon Application with the Platform and any flow charts and other documentation prepared by Textura in connection with such development of the Aon Application (the “Source Code  Package”) to Iron Mountain Intellectual Property Management, Inc. or if Iron Mountain ceases to exist an escrow agent that is mutually agreed upon by the Parties (the “Escrow Agent”), provided that Textura, Aon and the Escrow Agent shall first enter into a supplementary escrow agreement (the “Escrow Agreement”). Nothing herein gives Aon the right to access or use the source code for the Platform (except as may be expressly provided herein), CPM, PQM or any other Textura application. The Source Code Package shall not include any third party software, technology, proprietary information or other third party materials, and nothing herein shall be construed as obligating Textura to provide or procure for Aon the right to use or receive any such third party materials, including without limitation any third party source code or object code; notwithstanding the foregoing, Textura shall notify Aon promptly if the Source Code Package does not contain any such third party materials or code and such materials or code are necessary for Aon’s full use of the codes’ Source Code Package and Textura shall reasonably assist Aon in obtaining such third party materials or code. The Source Code Package shall include sufficient documentation and support material to enable Aon to operate the codes included therein. In addition, upon Aon’s reasonable request Textura shall provide a representative to provide training to Aon on the use and operation of the code contained in the Source Code Package and at Aon’s expense. Such training shall continue for so long as is reasonably required for a mutually agreed number of Aon personnel to become proficient in its use and application. Textura and Aon will use commercially reasonable efforts to enter into such an Escrow Agreement as soon as possible after the Effective Date of this Agreement. Aon will be responsible for all charges incurred in establishing and maintaining the escrow account. Textura will deposit with the Escrow Agent a Source Code Package for any update, upgrade, or any other modification, improvement, release, revision or upgrade version of the Aon Application that Textura may provide to Aon or to Aon clients generally in the ordinary course of business.

Nothing within this Section 4 shall be interpreted to transfer any ownership rights in the Aon Application to Textura.

(b)         Pre-Release Event. If a North American Cash Flow Positive Event has not occurred by December 31, 2011, then by December 31, 2011, Textura will have established and coordinated with Aon to test a backup process that will enable the Aon Application and Platform code to be installed and operable in Aon’s environment within twenty-four (24) hours after Aon’s reasonable determination that the occurrence of an Escrow Release Event and release to Aon of the Source Code Package under this Section 4. Promptly upon receipt of Aon’s written notice that, in Aon’s reasonable judgment, an Escrow Release Event has occurred, and prior to release of the Source Code Package by the Escrow Agent, Textura will implement the backup process to allow Aon to continue using and offering the Aon Application to Aon clients in accordance with the terms and conditions of this Agreement while the Parties determine whether an Escrow Release Event has occurred in accordance with the process set forth in the Escrow Agreement. If it is later determined that an Escrow Release Event has not occurred and the Source Code Package has been released to Aon, Aon will discontinue all use of, and return to Textura, all Aon Application and Platform code provided by Textura to Aon under this Section 4(b).

(c)          Release Events. The Source Code Escrow Package(s) shall be released from escrow to Aon solely upon the occurrence during the term of this Agreement of one or more of the following “Escrow Release Events”:

(i)                                     Textura ceases doing business in the ordinary course and its business (including the services provided hereunder) is not continued by another successor corporation or entity within sixty (60) days after such cessation of Textura’s business; or

(ii)                                  Textura makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes insolvent, becomes subject to (voluntarily or involuntarily) any proceedings under any bankruptcy, liquidation or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise, and same has not been discharged or terminated within sixty (60) days.

(d)         Release Event Procedures. Except as provided in Section 4(b) to the contrary, if Aon desires to obtain any Source Code Escrow Package from the Escrow Agent upon the occurrence of an Escrow Release Event, then Aon will comply with the procedures set forth in the Escrow Agreement to document the occurrence of the Escrow Release Event.

(e)          Right to Use Following Release. In the event any Source Code Package is released to Aon, effective upon such release, Textura hereby grants Aon an irrevocable limited, worldwide, non-exclusive right and license to (i) use and reproduce the Source Code Package as provided hereunder, (ii) modify and create derivative works based on the source code included in the Source Code Package itself or through a third party contractor who is subject to a confidentiality obligation at least as protective of the Source Code Package as this Agreement and solely to the extent necessary for Aon to maintain and support the Aon Applications software for its use by Aon and its clients as allowed under Section 3 of this Agreement, and (iii) to sublicense such Source Code Package to such third party as may be necessary for the hosting and management of the applicable Aon Application; provided that nothing herein authorizes Aon to distribute the Platform to any third party except as set forth herein. The Source Code Package(s) will be maintained by Aon on a reasonable number of secure systems with access limited to only those persons necessary to maintain and support the Aon Applications. Aon may make only one copy of each Source Code Package for archival purposes, which copy must be kept by Aon under lock and key. The Source Code Packages are “Confidential Information” as defined herein.

5.             Fees; Credits.

(a)         Development Credits. Except as may be otherwise mutually agreed by the Parties in writing, all software development services shall be funded by credits from the Credit Bank Account as set forth in the Referral Agreement, this Section 5 and the applicable Work Order. The credits to be used to fund development services and Support Services shall be based on the Mid-Level Developer Hour as set forth in the applicable Work Order. Such value of the Mid-Level Developer Hour may be revised only upon mutually written agreement of the Parties under a change order initiated by either Party under Section 8. Aon will purchase and maintain a balance of Credit Bank Account credits for any future development work and annual support and hosting services as set forth in the Referral Agreement. Textura shall not be required to provide more than two thousand five hundred (2,500) credits of development in any given calendar quarter unless Textura agrees to do so in a Work Order or other agreement, in its sole discretion.

(b)         License Fees and Credits. Any additional credits or other fees or consideration, if any, paid in connection with the license granted hereunder shall be set forth in the applicable Work Order.

(c)          Hosting, Maintenance and Support Services Credits. Except as may be otherwise mutually agreed by the Parties in writing, all Support Services for the Aon Applications described in Exhibit B hereto shall be funded by credits from the Credit Bank Account as set forth in the Referral Agreement, this Section 5, the applicable Work Order and/or Exhibit B. The ongoing Support Services expense for the Aonchor Module shall initially be $76,800 worth of credits annually, calculated based on the then-current Mid-Level Developer Hour, but such expense will be reviewed quarterly and reasonably adjusted, no more often than annually, upon the mutual agreement of the Parties based on the demands and requirements of Aon and the actual incurred expense of Textura in providing the Support Services.

7.             Communications. The Parties’ respective project managers shall meet periodically during the software development phase, at times and places or telephonically, as mutually agreed. At each meeting, Textura’s project manager shall report on the status of the services and shall highlight any proposed changes to the scope and any problems likely to affect timely completion in accordance with the applicable Work Order.

8.                                      Change Orders.

(a)                                 Request. Either Party may initiate a change in any of the Services or Specifications only by delivering a written change order request to the other Party executed by the CEO, President, or an Executive Vice President of Aon, or such other officer as indicated by Aon in the related Work Order or in writing to Textura, or the Chief Technology Officer of Textura, respectively. Neither Party shall be responsible for any such changes requested or agreed to orally or by any other person or representative of such Party.

(b)                                 Response. In response to a change order request made by Aon, or in connection with a change order request made by Textura, Textura will notify Aon of the proposed credits and/or fees and delivery schedule for such requested change and whether and how such change would affect the applicable development schedule and Support Services.

(c)                                  Negotiations. The Parties will negotiate requested changes to the Services and Specifications in good faith. If the Parties do not conclude negotiations for a specific change request, such efforts shall not obligate either Party to the other and this Agreement shall remain in full force and effect in accordance with its terms.

9.                                      Ownership.

(a)                                 By Textura. Aon acknowledges that all patents, copyrights, trade secrets, and other proprietary rights in or related to the Software, CPM, PQM, and any other software, application interfaces, technology, information, designs, services, specifications, documentation, data and other material furnished by Textura (including source code and object code thereto) (collectively, “Textura Materials”) (including any translations or updates thereof) are and shall remain the exclusive property of Textura or its licensors, whether or not specifically recognized or perfected under any applicable law. Aon shall not take any action that jeopardizes Textura’s proprietary rights or acquire any rights in the Textura Materials (including any translations or updates thereof), except the limited rights specified in the license grants. Aon shall not remove, change, or obliterate any copyright, confidential, or proprietary notices incorporated in, marked on, or fixed to the Textura Materials by Textura. Aon shall not copy, translate, modify, adapt, decompile, disassemble, or reverse engineer the Textura Materials except as expressly authorized hereunder. Textura shall own all rights in any copy, translation, modification, adaptation, or derivation of the Textura Materials, authorized or not, and Aon hereby assigns all rights in them (including moral rights) to Textura; provided that nothing herein grants Textura any ownership interest in any of the Aon Materials.

(b)                                 By Aon. Textura acknowledges that all patents, copyrights, trade secrets, and other proprietary rights in or related to Aonchor, the Aon Applications (including source code and object code thereto) and any other software, application interfaces, technology, information, designs, services, specifications, documentation, data and other material furnished by Aon (collectively, “Aon Materials”) (including any translations or updates thereof) are and shall remain the exclusive property of Aon or its licensors, whether or not specifically recognized or perfected under any applicable law. Textura shall not take any action that jeopardizes Aon’s proprietary rights or acquire any rights in the Aon Materials (including any translations or updates thereof), except the limited use rights specified in the license grant. Textura shall not remove, change, or obliterate any copyright, confidential, or proprietary notices incorporated in, marked on, or fixed to the Aon Materials by Aon. Textura shall not copy, translate, modify, adapt, decompile, disassemble, or reverse engineer the Aon Materials except as expressly authorized hereunder. Aon shall own all rights in any copy, translation, modification, adaptation, or derivation of the Aon Materials, authorized or not, and Textura hereby assigns all rights in them (including moral rights) to Aon; provided that nothing herein grants Aon any ownership interest in any of the Textura Materials.

(c)                                  Client Data. Notwithstanding the foregoing, the Parties acknowledge that clients may provide data that is hosted on the Platform through an Aon Application or through CPM, PQM, or another Textura application or service. Ownership of any such client data shall be governed by the terms and conditions of each Party’s agreement with the applicable client relating to such data and no rights of ownership shall be deemed modified or transferred by this Agreement.

10.                               Warranties.

(a)                                 Mutual. Each Party warrants that it is legally authorized to enter into this Agreement; it and its officers acting on its behalf have, full legal right, power and authority to engage in the transactions contemplated by this Agreement; the execution and delivery of this Agreement, the consummation of the transactions herein and therein contemplated and compliance with the terms, conditions and provisions of this Agreement have been duly authorized by all necessary action and do not and will not violate, conflict with or result in a breach of any of the terms, conditions or provisions of its articles of incorporation or bylaws, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any agreement or instrument to which it is a party or by which it or its properties are bound or affected; and that this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

(b)                                 By Textura. Textura warrants that for a period of twelve (12) months commencing on Aon’s acceptance of an Aon Application or first production use by Aon of an Aon Application, whichever occurs first, the Aon Application hosted on the Platform will perform substantially in accordance with the applicable Specifications, except to the extent Aon or any third party modifies such Aon Application or makes material changes in the system environment set forth in the Specifications or on which the Specifications are based, and all Services will be performed in a professional, workmanlike manner; provided that Textura makes no representation or warranty with respect to any Aon Materials other than as expressly set forth in this Section 10(b) for the Aon Applications. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 10, TEXTURA DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE AON APPLICATIONS, SOFTWARE, TEXTURA MATERIALS AND SERVICES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM COURSE OF DEALING OR TRADE USAGE. TEXTURA MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY THIRD PARTY SOFTWARE, PRODUCTS OR SERVICES USED IN CONNECTION WITH THE AON APPLICATIONS OR SERVICES OR THE INSTALLATION, SET-UP OR CONFIGURATION OF, OR INTERFACES OR INTEROPERABILITY WITH, ANY THIRD PARTY SOFTWARE, PRODUCTS OR SERVICES. EXCEPT AS EXPRESSLY PROVIDED IN THE ABOVE WARRANTY THAT THE SOFTWARE WILL PERFORM

SUBSTANTIALLY IN ACCORDANCE WITH THE APPLICABLE SPECIFICATIONS, TEXTURA DOES NOT REPRESENT OR WARRANT THAT THE SOFTWARE OR AON APPLICATIONS WILL OPERATE UNINTERRUPTED OR ERROR-FREE. For any breach of the above warranty, Aon’s exclusive remedy shall be the prompt repair, replacement or reperformance of the affected Aon Application or Service, as set forth in Exhibit B Support Services, in accordance with the terms of this Agreement.

11.                               Confidential Information. Each Party acknowledges that in performing under this Agreement, it and its personnel may have access to the other Party’s confidential and proprietary information (“Confidential Information”). Confidential Information shall include, without limitation, all information related to a Party’s general business operations (such as sales, marketing plans, costs, profits, and pricing methods), software (source code and object code), algorithms, trade secrets, know-how, information technology systems, equipment, technical designs, and maintenance policies and employee, supplier, and subscriber lists. The receiving Party shall treat all information learned or acquired in the course of performing under this Agreement as Confidential Information, unless it is clearly available to the general public through no fault of the receiving Party in breach of this Agreement or the receiving Party can show was already in its possession at the time of receipt or was independently developed without use of the disclosing Party’s Confidential Information or is hereafter is made public through no fault of the receiving party. The receiving Party will hold all of the disclosing Party’s Confidential Information in strict confidence and not use the disclosing party’s Confidential Information for the benefit of any third party or for any purpose other than as necessary to perform under this Agreement, and will not disclose Confidential Information to anyone except authorized employees with a need to know to perform under this Agreement. These restrictions will continue indefinitely, even after the expiration or termination of this Agreement.

12.                               Indemnities.

(a)                                 Indemnity. Each Party shall defend and indemnify the other Party against any third party claims, damages, liabilities, costs and expenses (including court costs and reasonable attorneys’ fees) arising out of any third party claim (A) arising from the breach by it of the terms of this Agreement; (B) that any use by the indemnitee in an authorized manner of any Supplied Material furnished by the indemnitor infringes or otherwise violates any copyright, U.S. patent, trade secret, or other intellectual property or proprietary rights or (C) directly arising out of the gross negligence or willful misconduct of such Party; provided that the indemnitee notifies the indemnitor in writing promptly after notice of any claim. The indemnitor shall have the right to conduct the defense of any such claim and the indemnitee shall provide assistance, information, and authority reasonably necessary for the indemnitor to do so. The indemnitor may, in its discretion and at its expense, obtain rights to use the infringing material or substitute modified material therefor, while retaining comparable functionality. If the foregoing is not commercially reasonably feasible, then the indemnitor may terminate this Agreement and/or require the indemnitee to discontinue all use of and return the infringing material.

(b)                                 Exceptions. Neither Party shall have liability for any claim of infringement to the extent based on: (i) the combination, operation, or use of the Supplied Material furnished under this Agreement with information, software, specifications, instructions, data, or materials not furnished by the indemnitor if the infringement would have been avoided by not so combining, operating, or using the Supplied Material; (ii) any change, not made by the indemnitor, to some or all of the Supplied Material or any modification thereof; or (iii) misuse of some or all of the Supplied Material or any modification thereof.

(c)                                  The obligation to indemnify hereunder will survive the expiration or termination of this Agreement by either Party for any reason. THE FOREGOING CONSTITUTES THE PARTIES’ SOLE AND EXCLUSIVE REMEDIES AND OBLIGATIONS IN THE EVENT OF ANY THIRD PARTY CLAIMS FOR INFRINGEMENT.

13.                               Independent Contractor. The Parties agree and acknowledge that no relationship between Aon and Textura other than that of independent contractor is established hereby. Aon is not an employee, agent, joint venturer or partner of or with Textura and this Agreement does not create any agency between Aon and Textura. No Party shall represent to any third party that it is the employee, agent, joint venturer or partner of the other or make any representation or warranty on behalf of or in the name of the other or conduct any business or accept payment or service of legal process for the other.

14.                               Compliance With Laws. Each Party shall, at its own expense, comply with all laws, rules and regulations and assume all liabilities or obligations imposed by such laws, rules and regulations with respect to its performance under this Agreement.

15.                               Term and Termination.

(a)                                 Term. Except upon an early termination as described in Section 15(b), the term of this Agreement shall commence on the Effective Date and continue through and until 11:59 p.m. Central Time on the 10th anniversary of the Effective Date.

(b)                                 Early Termination. This Agreement may not be terminated prior to the term described in Section 15(a) above except upon the occurrence of one or more of the events set forth below, provided that written notice be provided by the Party seeking termination to the other Party:

(i)                                     Bankruptcy. By either Party, if the other Party hereto shall make a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes insolvent, becomes subject to (voluntarily or involuntarily) any proceedings under any bankruptcy, liquidation or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise, and same has not been discharged or terminated within sixty (60) days.

(ii)                                  Default. By either Party, if the other Party shall materially breach any provision of this Agreement and the breach shall continue for a period of thirty (30) calendar days after written notice to the breaching Party stating specifically the breach.

(iii)                               Going Concern. By either Party, if any Party shall cease doing business as a going concern and such business is not continued by a successor in interest within sixty (60) days after such cessation of business.

(iv)                              Termination of Referral Agreement. By either Party, upon expiration or termination of the Referral Agreement or a zero balance existing in the Credit Bank Account for longer than fifteen (15) business days after Aon has received notice from Textura of the same.

(v)                                 Change of Control. By Aon, upon the occurrence of a Change of Control Event.

(vi)                              Defect. By either Party, if Textura is unable to correct any Defect(s), Material or otherwise as further set forth in Section 2(b)(ii).

(c)                                  Obligations Upon, and Effect of, Termination. The termination or expiration of the term of this Agreement shall not vacate any payment obligations set forth herein accrued upon or prior to such termination or expiration. Upon termination or expiration of this Agreement all license rights granted to either Party (except any license right to any released Source Code Packages granted under Section 4(e)) shall automatically terminate, each Party shall promptly return to the other Party all copies of the other Party’s Confidential Information and Supplied Materials in its possession or control, and Sections 3(c), 4, 9, 10 11, 12, 15(c) and 16 shall survive.

16.                               Miscellaneous.

(a)                                 Limitation of Liability. In no event shall Textura’s total cumulative liability under this Agreement exceed the total of the value of the credits and any other amounts paid by Aon during the twelve (12) month period prior to the date of the event giving rise to such liability, however caused, and on any theory of liability, including, without limitation, contract, tort (including negligence), strict liability or otherwise. EXCEPT FOR DAMAGES ARISING FROM BREACH OF CONFIDENTIALITY OR WILLFUL OR RECKLESS CONDUCT OR A PARTY’S INDEMNITY OBLIGATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY SUCH PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                                 Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, neither Party shall employ or solicit for employment any employee, contractor or consultant of the other Party without the other Party’s prior written consent; provided, however, that neither Party shall not be prohibited from soliciting for employment or employ any such person who has ceased to be employed by the other Party (as an employee, contractor or consultant) or from employing any such person who contacts the other Party (i) on his or her own initiative and without any direct or indirect solicitation, or (ii) in response to a general solicitation for employment, such as an advertisement published in a newspaper, periodical or similar publication or published on such Party’s website.

(c)                                  Force Majeure. Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any Act of God, or any government or any governmental body, acts of the common enemy, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such Party.

(d)                                 Notices. Any notices required or permitted hereunder shall be in writing and sent by first class mail addressed to the addresses set forth below the Party signatures herein, by personal delivery, or by telecopy with proof of receipt, and shall be deemed received upon actual receipt or four business days after mailing.

(e)                                  Recitals. The captions and recitals set forth above are an integral part of this Agreement and are incorporated by reference herein and made a part hereof.

(f)                                   Captions. Section titles, captions and headings contained herein are inserted as a matter of convenience and are for reference only.

(g)                                  Waiver. The waiver by either Party of any breach by the other Party of the representations, warranties, promises and/or covenants contained herein shall not prevent the subsequent enforcement of any such representation, warranty, promise and/or covenant as to any aspect that has not been waived, nor shall it be deemed a waiver of any subsequent breach thereof. No waiver of any breach or violation hereof shall be implied from forbearance or failure by a Party to take action thereon.

(h)                                 Governing Law/Venue. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Illinois, without regard to its conflicts of laws rules and the Parties hereby consent that the sole proper venue and jurisdiction for any disputes arising hereunder shall be in the federal and state courts situated in Lake County, State of Illinois. The United Nation’s International Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(i)                                     Assignment. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Aon may assign this Agreement to any of its Affiliates without the prior consent of Textura.

(j)                                    Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the Parties and their respective representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom.

(k)                                 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Escrow Agreement and the Referral Agreement constitute the entire agreement between the

Parties regarding the subject matter hereof and supercede all previous agreements and arrangements between the Parties relating to the subject matter hereof, whether written or oral. No terms, conditions or provisions other than those expressly contained herein shall be deemed to be part of this Agreement.

(1)                                 Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by Aon and Textura.

(m)                             Counterparts. This Agreement may be executed in any number of counterparts, including by pdf or facsimile, that together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the Parties has executed this Software Development and Services Agreement as of the date first set forth above.

Aon Risk Services Central, Inc.		Textura Corporation

By:	/s/ Geoffrey Heekin	By:	/s/ Patrick Allin
Name:	Geoffrey Heekin	Name:	Patrick Allin
Title:	Executive Vice President	Title:	CEO

Aon Risk Services Central, Inc.		Attn:	Textura Corporation
Attn: Geoffrey Heeken			P.J. Allin
Address: 200 East Randolph St., Chicago IL 60601		Address:	1405 Lake Cook Road
Deerfield, IL 60616
Facsimile: 312-381-0275		Facsimile:	847-582-1037

With a copy for notice purposes to:

Aon Corporation

Attn: Chief Counsel - Corporate

200 East Randolph Street

Chicago, IL 60601

Facsimile: 312-381-6165

EXHIBIT A

WORK ORDER NO. I

[See attached]

WORK ORDER

Customer Information:		Contact Information:
Name:	AON	Name:
Address:		Email:

		Textura Contact:	Jeffrey Wagner
Phone Number:		Email:	jeffrey.wagner@texturacorp.com
Fax Number

This statement of Work is subject to the terms and conditions of that certain SOFTWARE DEVELOPMENT AND SERVICE AGREEMENT executed between Textura and Aon Corporation.

Project Name: AonChor Application Module                                                                                                                                                                        Work Order Number: 1

Start Date: TBD                                                                                                                                                                                                     Estimated Completion Date: 6 Month Duration

Description of Work:

•                  See Exhibit A — Requirement and Scope Document for AonChor Application

Estimated Costs:

AonChor Application - Textura Development Costs
Project Phase I - Development Resources (3,841 hours)	$315,000.00
Project Phase If - Development Resources (1,910 hours)	$155,000.00
Total Development Costs:	470,000.00
AonChor Annual Textura Resource Support Costs
Annual Infrastruction and Development Resource Support	$76,800.00

Estimated Hardware and Software Costs
Startup Costs For a T3 Application In a Non-redundant Configuration —Aon will be billed for actual costs	$83,900.00
Annual Software Maintenance —Aon will be billed for actual costs	$22,350.00

EXHIBIT B

MAINTENANCE AND SUPPORT SERVICES

After Acceptance, Aon will promptly notify Textura in writing of any Defect in the Aon Applications, and Textura will use commercially reasonable efforts to promptly cure reported and verifiable Defects so that the affected Aon Applications hosted on the Platform perform substantially in accordance with the applicable Specifications. If Aon or its clients are unable to access or use an Aon Application due to the reported Defect, Textura will use commercially reasonable efforts to provide a workaround within one (1) business day. Textura may make repeated efforts within a reasonable time to resolve a Defect. Third party applications which utilize or rely upon the Aon Applications may be adversely affected by remedial or other actions performed pursuant to this Agreement; Textura shall have no liability for or obligation to remedy such effects.

Nothing herein obligates Textura to develop any modifications of or enhancements to any Aon Application or the Software. Any such modification or enhancements may be requested and will be developed only through the change request process set forth in Section 8 of the Agreement. Defect correction will be provided free of charge other than the applicable maintenance and support fee set forth in the Agreement and any applicable Work Order; provided that the Support Services and such charges do not cover any modifications or enhancements as set forth above, or any of the following:

•                  Services required due to misuse of any Aon Application or the Software;

•                  Services required due to corrections, customizations, or modifications not developed by Textura;

•                  Services required by Aon to be performed by Textura outside of Textura’s usual reasonable working hours;

•                  Services required due to external factors including, but not necessarily limited to, Aon’s or its clients’ use of third party software or hardware in a manner not contemplated or provided at the time of Acceptance;

•                  Services required to resolve or work-around conditions which cannot be reproduced in Textura’s support environment; or

•                  Support services for new or additional modifications, enhancements, applications, modules, or functionality released by Aon or provided by Textura.

Textura shall take reasonable steps to implement the following security, maintenance, and support measures in a manner that is consistent with generally accepted industry standards or as otherwise provided in the Specifications:

Backup, storage and recovery of Aon and Aon client data

Maintenance of its server, website, and Aon Application(s)

Security firewalls

Secure remote access

Intrusion detection

Encryption software

Identification, authentication and integrity protocols

Access restrictions

Anti-virus scanning

Monitoring of security alerts

Procedures to address any suspected intrusion and/or respond to security alerts

Reassessment of security vulnerabilities upon system or website changes, software upgrades, etc.

Periodic security audits from third parties

Storage of the data or content of others in an encrypted format

Password protection

Disaster Recovery Plan

SERVICE LEVEL COMMITMENT

(a)

Response Time. To help ensure that the Aon Application(s) is capable of processing and responding in a timely manner, Textura will use reasonable efforts to performance tune the Aon Application(s). Aon recognizes, however, that the response time of the Aon Application(s) is dependent on numerous factors, including network availability and speed, which are beyond the control of Textura.

(b)

Monthly Availability and Capacity. Textura will use commercially reasonable efforts to make the Aon Application(s) available for access by Aon and Aon clients not less than ninety-eight percent (98%) of the time on a twenty-four (24) hours per day, seven (7) days per week basis, excluding unavailability from time to time for: (i) routine maintenance and repair; (ii) service changes; and (iii) failure of Internet infrastructure beyond Textura’s reasonable control (the “Service Level”). In the event that the Aon Application(s) become unavailable for any reason other than maintenance, Textura shall promptly notify Aon (by electronic mail or other prompt means) and Textura will use reasonable efforts to have the Aon Application(s) restored to working order.

(c)

System Maintenance. Textura will notify Aon and Aon clients via email at least 48 hours in advance of any scheduled maintenance. Textura agrees to make reasonable attempts to perform scheduled maintenance during historically low use hours based on average use by Aon and Aon clients. Textura is permitted to conduct emergency maintenance on an ‘as needed’ basis.

(d)

Additional Support and Help Desk. Textura shall provide to Aon, without additional charge, all reasonably necessary telephone or written consultation through Textura’s Help Desk requested by Aon in connection with its use and operation of the Aon Application(s) or any problems therewith. Telephone consultation shall be requested and provided by Textura to Aon between 7:00 AM and 8:00 PM (Central Time) through a toll-free telephone number.

(e)	System Back-Up. The Aon Application(s), all relevant applications and Aon and Aon client data shall be archived by Textura at least once per day.

(f)

Monitoring. Textura shall be responsible for all Aon Application(s) monitoring activities to ensure that Aon Application(s) response time, availability and capacity are maintained pursuant to the terms of this Agreement.

(g)

Disaster Recovery. Textura utilizes two co-location sites. Textura’s primary data center acts as the primary processing site for Internet and e-commerce activity; Textura’s secondary site acts as the disaster recovery back-up site. In the event of an interruption in processing capability at the primary processing site, the secondary site cuts in to process Internet and e-commerce processing activity. A primary data center disaster recovery plan is in place and has been tested utilizing the secondary site as the disaster recovery site. Textura’s goal in the event of a disaster is to have Internet and e-commerce processing fully operational in the secondary site within four hours. To support these goals, Textura tests the disaster recovery procedures periodically.